EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name	State or Jurisdiction
Innovative Specialty Optical Fiber Components, LLC	Delaware
StockerYale Canada, Inc.	Quebec, Canada
StockerYale (IRL), Ltd.	Cork, Ireland
StockerYale Asia PTE Ltd.	Singapore